As filed with the Securities and Exchange Commission on June 22, 2017

 Registration No. 333-206212

333-206211

333-175004

333-134413

333-90116

333-58789

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

__________________

Post Effective Amendment No. 1 to Form S-8 Registration Statement No. 333-206212

Post Effective Amendment No. 1 to Form S-8 Registration Statement No. 333-206211

Post Effective Amendment No. 1 to Form S-8 Registration Statement No. 333-175004

Post Effective Amendment No. 1 to Form S-8 Registration Statement No. 333-134413

Post Effective Amendment No. 1 to Form S-8 Registration Statement No. 333-90116

Post Effective Amendment No. 1 to Form S-8 Registration Statement No. 333-58789

under the securities act of 1933

__________________

mocon, inc.

(Exact name of registrant as specified in its charter)

Minnesota	41-0903312
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

c/o AMETEK, Inc.

1100 Cassatt Road

Berwyn, Pennsylvania 19312-1177

(610) 647-2121

(Address, including Zip Code, and Telephone Number, including Area Code,

of Registrant’s Principal Executive Offices)

mocon, inc. 2015 equity INCENTIVE PLAN

MOCON, Inc. 2015 Employee Stock Purchase Plan

MOCON, Inc. 2006 Stock Incentive Plan (As Amended and Restated)

Modern Controls, Inc. 1998 Stock Option Plan

(Full title of the plan)

Robert Feit

Senior Vice President & General Counsel

AMETEK, Inc.

1100 Cassatt Road

Berwyn, Pennsylvania 19312-1177

(610) 647-2121

(Name, Address and Telephone Number, including Area Code,

for Agent for Service)

copies to:

Todd E. Lenson, Esq.

Stroock & Stroock & Lavan LLP

180 Maiden Lane

New York, NY 10038

(212) 806-5400

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company,” and “emerging growth company” in Rule 12b-2 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”).

Large accelerated filer ☐	Accelerated filer ☒
Non-accelerated filer (Do not check if a smaller reporting company) ☐	Smaller reporting company ☐
Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act. ☐

EXPLANATORY NOTE

DEREGISTRATION OF SECURITIES

These Post-Effective Amendments (these “Post-Effective Amendments”), filed by MOCON, Inc. a Minnesota corporation (the “Company”), remove from registration all shares of common stock, par value $0.10 per share (“Common Stock”) of the Company and all participations, registered under the following Registration Statements on Form S-8 filed by the Company (each, a “Registration Statement,” and collectively, the “Registration Statements”) with the U.S. Securities and Exchange Commission (the “Commission”), pertaining to the registration of shares of Common Stock offered under certain employee benefit and equity plans and agreements:

●

Registration Statement on Form S-8 (No. 333-206212), filed with the Commission on August 7, 2015, pertaining to the registration of 550,000 shares of Common Stock issuable under the MOCON, Inc. 2015 Equity Incentive Plan.

●

Registration Statement on Form S-8 (No. 333-206211), filed with the Commission on August 7, 2015, pertaining to the registration of 50,000 shares of Common Stock issuable under the MOCON, Inc. 2015 Employee Stock Purchase Plan.

●

Registration Statement on Form S-8 (No. 333-175004), filed with the Commission on June 17, 2011, pertaining to the registration of 500,000 shares of Common Stock issuable under the MOCON, Inc. 2006 Stock Incentive Plan (As Amended and Restated).

●

Registration Statement on Form S-8 (No. 333-134413), filed with the Commission on May 23, 2006, pertaining to the registration of 550,000 shares of Common Stock issuable under the MOCON, Inc. 2006 Stock Incentive Plan.

●

Registration Statement on Form S-8 (No. 333-90116), filed with the Commission on June 7, 2002, pertaining to the registration of 550,000 shares of Common Stock issuable under the Modern Controls, Inc. 1998 Stock Option Plan.

●

Registration Statement on Form S-8 (No. 333-58789), filed with the Commission on July 9, 1998, pertaining to the registration of 400,000 shares of Common Stock issuable under the Modern Controls, Inc. 1998 Stock Option Plan.

On April 16, 2017, the Company entered into an Agreement and Plan of Merger (the “Merger Agreement”), with AMETEK, Inc., a Delaware corporation (“AMETEK”), and AMETEK Atom, Inc., a Minnesota corporation and wholly-owned subsidiary of AMETEK (“Merger Sub”), providing for, among other things, the merger of Merger Sub with and into the Company (the “Merger”). The Merger became effective on June 22, 2017 (the “Effective Time”), pursuant to the Articles of Merger filed with the Minnesota Secretary of State.

On the terms and subject to the conditions set forth in the Merger Agreement, each share of Common Stock issued and outstanding immediately prior to the Effective Time (other than (i) shares owned directly by AMETEK, Merger Sub or any direct or indirect wholly owned subsidiary of the Company or AMETEK; and (ii) shares held by shareholders who have not voted in favor of approval of the Merger and have demanded and perfected, and not withdrawn or lost, their right to dissent from the Merger and be paid the fair value of their shares of Company common stock under Minnesota law) was automatically cancelled and converted into the right to receive $30.00 in cash, without interest, less any applicable taxes required to be withheld. As a result of the Merger, AMETEK owns 100% of the voting securities of the Company, and the Company, as the surviving corporation, is a wholly-owned subsidiary of AMETEK.

As a result of the Merger, the Company has terminated any and all offerings of its securities pursuant to its existing registration statements, including the Registration Statements. In accordance with the undertakings made by the Company in Part II of the Registration Statements to remove from registration, by means of a post-effective amendment, any securities that had been registered for issuance but remain unsold at the termination of the offering, the Company hereby removes from registration any and all securities of the Company registered but unsold under the Registration Statements as of the Effective Time.

Signatures

Pursuant to the requirements of the Securities Act of 1933, as amended, and Rule 478 thereunder, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused these Post-Effective Amendments to the Registration Statements to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Berwyn, State of Pennsylvania, on June 22, 2017.

MOCON, INC.

By:	/s/ Robert Feit
Robert Feit
Vice President

Note: No other person is required to sign these Post-Effective Amendments to the Registration Statements, in reliance upon Rule 478 under the U.S. Securities Act of 1933, as amended.